Exhibit 10.18

CF Industries Holdings, Inc.
Non-employee Director
Compensation Policy

The following sets forth the compensation for non-employee members of the Board of Directors of CF Industries Holdings, Inc.:

Annual Cash Retainer

Each non-employee director will receive, upon joining the Board, a cash retainer of $40,000, payable in advance.  Thereafter, each continuing non-employee director will receive an annual cash retainer of $40,000, payable in advance on the date of each annual meeting of the stockholders. The Chairman of the Audit Committee and the Lead Independent Director will also receive an additional annual cash retainer of $10,000 which shall be paid in the same manner.

Annual Restricted Stock Grant

Each non-employee director will receive, upon joining the Board, a restricted stock grant with a fair market value of $65,000.  Thereafter, each continuing non-employee director will receive an annual restricted stock grant with a fair market value of $65,000 on the date of each annual meeting of the stockholders.  Assuming continuing service as a non-employee director, all shares of restricted stock will vest on the earlier of (x) the date of the first annual meeting of the stockholders following the date of grant or (y) the first anniversary of the date of grant.

Meeting Fees

Each director will receive $1,500 for each Board meeting attended in person (or $500 per meeting for participation via conference call).  During a typical calendar year, there would be seven regularly scheduled Board meetings (six in person and one telephonic).  There may also be one or more special Board meetings.

Each Board committee member will receive $1,250 for each committee meeting attended in  person (or $425 per meeting for participation via conference call).  During a typical calendar year, there would be (i) six regularly scheduled Audit Committee meetings (five in person and one telephonic); (ii) six regularly scheduled Compensation Committee meetings (five in person and one telephonic); and (iii) three regularly scheduled Corporate Governance and Nominating Committee meetings (all in person).  There may also be one or more special committee meetings.

Stock Ownership Guidelines

Non-employee directors will have a period of five years in which to achieve stock ownership with a market value equal to five times their annual cash retainer.